Exhibit 3.27

ARTICLES OF INCORPORATION

OF

LOYD’S LIBERTY HOMES, INC.

I. NAME

The name of the corporation is LOYD’S LIBERTY HOMES, INC.

II. PURPOSE

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

III. DIRECTORS

The number of Directors of the Corporation is two (2).

IV. INITIAL DIRECTORS

The name and address of the persons appointed to act as initial directors are:

JAMES D. LOYD	1928 N. Newcomb
Porterville, CA 93257

RUTH A. LOYD	1928 N. Newcomb
Porterville, CA 93257

V. AGENT FOR SERVICE OF PROCESS

The name and address in this state of the corporation’s initial agent for service of process is JAMES D. LOYD, 1928 N. Newcomb, Porterville, CA 93257.

VI. STOCK

The corporation is authorized to issue only one class of shares having a total number of One Thousand (1,000) shares.

VII. NO PREFERENCES, PRIVILEGES, AND RESTRICTIONS

No distinction shall exist between the shares of the corporation or the holders thereof.

IN WITNESS WHEREOF, the undersigned, who are the abovenamed initial directors of this corporation, have executed these Articles of Incorporation on May 10, 1991.

/s/ James D. Loyd
James D. Loyd

/s/ Ruth A. Loyd

Ruth A. Loyd

DECLARATION

We declare:

1.     We are the persons whose names are subscribed below;

2.     We are the sole initial Directors named in the foregoing Articles of Incorporation, and we have executed these Articles of Incorporation.

3.     The foregoing Articles of Incorporation are our act and deed.

Executed at Porterville, California, on May 10, 1991.

/s/ James D. Loyd
James D. Loyd

/s/ Ruth A. Loyd
Ruth A. Loyd